Exhibit 10.1

LOAN AGREEMENT

Dated as of March 6, 2006

between

HOME SOLUTIONS OF AMERICA, INC.

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

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LOAN AGREEMENT

THIS LOAN AGREEMENT (the "Agreement"), dated as of March 6, 2006, is between HOME SOLUTIONS OF AMERICA, INC., a Delaware corporation (the "Borrower"), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (the "Lender").

RECITALS

The Borrower has requested that the Lender extend credit to the Borrower in as described in this Agreement.  The Lender is willing to make such credit available to the Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

"Advance" means an advance by the Lender to the Borrower pursuant to Article II or any advance made by the Lender to cover any drawing under any Letters of Credit.

"Advance Request Form" means a certificate, in a form approved by the Lender, properly completed and signed by the Borrower requesting a Revolving Credit Advance.

"Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person.  The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries or Affiliates.

"Aged AR Reserves" means any reserve specifically established against Aged Receivables to the extent deducted in determining Net Income for the period in question.

"Aged Receivables" means the aggregate face amount of accounts receivable of the Borrower and its Subsidiaries unpaid 180 days or more after invoice date.

"Agreement" has the meaning set forth in the introductory paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, replaced, extended, waived, supplemented, or otherwise changed from time to time, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

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"Annualized" means, as of any date of determination, EBIDA or Net Income, as applicable, for the quarter then ended and the immediately preceding three quarters.

"Base Rate" has the meaning assigned to it in the Note.

"Borrowing Base" means, at any time, an amount equal to two times the Free Cash Flow of the immediately preceding two calendar quarters minus Aged Receivables plus Aged AR Reserves.

"Borrowing Base Report" means, as of any date of preparation, a certificate setting forth the Borrowing Base (in substantially the form of Exhibit A attached hereto) prepared by and certified by the chief financial officer of the Borrower.

"Borrower" means the Person identified as such in the Introductory Paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

"Business Day" has the meaning assigned to it in the Note.

"Capitalized Lease Obligation" means the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

"Change of Control" means the occurrence of either of the following events:

(a)        Any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 33-1/3% of the voting power of all classes of stock of the Borrower; or

(b)        During any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders of the Borrower, was approved by a vote of two thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

"Collateral" has the meaning for such term set forth in Section 4.1.

"Commitment" means the obligation of the Lender to make Revolving Credit Advances pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding Ten Million and No/100 Dollars ($10,000,000.00), subject, however, to termination pursuant to Section 10.2.

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"Commitment Fee" means $100,000.00.

"Compliance Certificate" means a certificate, substantially in the form of Exhibit B attached hereto, prepared by and executed by the chief financial officer of the Borrower.

"Constituent Documents" means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization and operating agreement or regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

"Cornerstone" means Cornerstone Building and Remodeling, Inc., a Florida corporation.

"Current Maturities of Long-Term Indebtedness" means, in respect of a Person and as of any applicable date of determination thereof, that portion of Long-Term Indebtedness that should be classified as current in accordance with GAAP.

"Current Ratio" means the ratio of current assets to current liabilities (the classification of current assets and current liabilities being in accordance with GAAP at all times and any outstandings under the Commitment being classified as current liabilities).

"Debt" means in respect of a Person at any time (without duplication):  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or are not otherwise being contested in good faith and for which appropriate reserves under GAAP are being maintained, (d) all Capital Lease Obligations of such Person, (e) all Debt or other obligations of others Guaranteed by such Person, (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation under any so‑called "synthetic leases", (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of a Person, (l) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

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"Debt Service Coverage Ratio" means, in respect of a Person and for any period of determination, the ratio, computed on a rolling four quarter basis, of (a) Net Income plus interest expense minus dividends and distributions to (b) Current Maturities of Long-Term Indebtedness plus interest expense.

"Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

"Default Interest Rate" has the meaning assigned to it in the Notes.

"Disclosure Schedule" means the schedule of the same name attached hereto.  Unless otherwise expressly stated in this Agreement, any reference in any Section of this Agreement to the Disclosure Schedule shall mean only reference to the particular part of the Disclosure Schedule that refers to such Section.

"Dollars" and "$" mean lawful money of the United States of America.

"EBIDA" means, for each period of determination, an amount equal to Net Income plus the sum of interest, depreciation and amortization.

"Environmental Laws" means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

"Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

"ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

"Event of Default" has the meaning specified in Section 10.1.

"FERS" means Florida Environmental Remediation Services, Inc.

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"Free Cash Flow" means, for any period of determination, (a) EBIDA, less (b) distributions or dividends, less (c) Aged Receivables,  in each case for the applicable period.

"GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

"Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

"Guarantee" by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantor" means any Person who from time to time guarantees all or any part of the Obligations.  The term Guarantor includes each Subsidiary other than Southern Stone Cabinets, Inc., a Florida corporation.

"Guaranty" means a written guaranty of each Guarantor in favor of the Lender, in substantially the form of Exhibit D hereto, as the same may be amended, modified, restated, renewed, replaced, extended, waived, supplemented or otherwise changed from time to time in accordance with its terms.

"Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any  Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

"Intellectual Property means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

"Lender" means the Person identified as such in the introductory paragraph hereto, and includes its successors and assigns.

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"Letter of Credit" means any letter of credit issued by the Lender for the account of or at the direction of the Borrower pursuant to Article II of this Agreement.

"Letter of Credit Liabilities" means, at any time, the sum of (a) the aggregate face amount of all outstanding Letters of Credit, plus (b) any amounts drawn under any Letters of Credit for which the Lender has not been fully reimbursed by the Borrower (unless the Lender, in its sole discretion, has cleared the drawn amount by means of an Advance under the Revolving Credit Note, in which case the drawn amount would not constitute a Letter of Credit Liability).

"Liabilities" means, in respect of a Person and as of any applicable date of determination thereof, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a balance sheet of such Person.

"Lien" means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

"Loan" means any Revolving Loan made in accordance with this Agreement.

"Loan Documents" means this Agreement, the Security Documents, each Guaranty, the Notes and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, restated, renewed, replaced, extended, waived, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time in accordance with their respective terms.

"Long-Term Indebtedness" means, in respect of a Person and as of any applicable date of determination thereof, all Debt (other than the aggregate outstanding principal balance of the Revolving Credit Note) which should be classified as "funded indebtedness" or "long‑term indebtedness" on a balance sheet of such Person as of such date in accordance with GAAP and includes, without limitation Capital Lease Obligations which should be so classified.

"Mars Debt" means the Debt owed by the Borrower to Dale Mars pursuant to the acquisition transaction related to Southern Exposure Unlimited of Florida, Inc.

"Maximum Lawful Rate" means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits the Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law).  The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law.  Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Lawful Rate.

"Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

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"Net Income" means, for any period and any entity, such entity's consolidated after tax Net Income (or loss) determined in accordance with GAAP net of extraordinary transactions.

"Notes" means, collectively, all promissory notes (and "Note" means any of such Notes) executed at any time by the Borrower and payable to the order of the Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented, consolidated or otherwise changed and/or increased from time to time in accordance with their respective terms.

"Obligated Party" means the Guarantors or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

"Obligations" means all obligations, indebtedness, and liabilities of the Borrower, each Guarantor and any other Obligated Party to the Lender, any Affiliate of the Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, any Swap Contract, the other Loan Documents (including, without limitation, all Letter of Credit Liabilities), any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all reasonable attorneys' fees and other expenses incurred in the enforcement or collection thereof.

"OFAC" means the Office of Foreign Assets Control.

"Operating Lease" means any lease (other than a lease constituting a Capital Lease Obligation) of real or personal Property.

"Patriot Act" means the Uniting and Strengthening America By Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107‑56, signed into law October 26, 2001).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

"Person" means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person's heirs, administrators, personal representatives, executors, successors and assigns.

"Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

"Prime Rate" has the meaning assigned to it in the Notes.

"Principal Office" means the principal office of the Lender, presently located at 5910 N. Central Expressway, Suite 1000, Dallas, Texas 75206

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

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"Property" of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

"P.W. Stephens" means P.W. Stephens, Inc, a California corporation.

"Related Indebtedness" has the meaning set forth in Section 11.20 of this Agreement.

"Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

"Remedial Action" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Revolving Credit Advance" means any Advance made by the Lender to the Borrower pursuant to Section 2.1(a) of this Agreement in accordance with its terms.

"Revolving Credit Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit C hereto, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented, consolidated, or otherwise changed and/or increased from time to time.

"Security Agreement" means the Security Agreement of the Borrower in favor of the Lender, in substantially the form of Exhibit E hereto, as the same may be amended, modified, restated, renewed, replaced, extended, waived, supplemented, or otherwise changed from time to time in accordance with its terms.

"Security Documents" means each and every Security Agreement, Guaranty, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to the Lender from time to time to secure the Obligations or any portion thereof.

"Subordinated Debt" means any Debt of the Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content reasonably satisfactory to the Lender, and which has been approved in writing by the Lender as constituting "Subordinated Debt" for purposes of this Agreement.

"Subordinated Lenders" means the holders of Subordinated Debt.

"Subsidiary" means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of the Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

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"Swap Contract" means any agreement (including related confirmations and schedules) between the Borrower and the Lender or any Affiliate of the Lender now existing or hereafter entered into which is, or relates to, a rate swap, basis swap, forward rate transaction, cap transaction, floor transaction, collar transaction or any other similar transactions (including any option with respect to any of these transactions) or any combination thereof.

"Termination Date" means 11:00 A.M. Dallas, Texas time on September 1, 2007, or such earlier date on which the Commitment terminates as provided in this Agreement.

"UCC" means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

"Unused Facility Fee" has the meaning specified in Section 2.3.

Section 1.2              Accounting Matters.  Any accounting term used in this Agreement or any other Loan Document shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless the Borrower and the Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

Section 1.3              Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

ARTICLE II

ADVANCES AND LETTERS OF CREDIT

Section 2.1              Advances.

(a)                Revolving Credit Advances.  Subject to the terms and conditions of this Agreement, the Lender agrees to make one or more Revolving Credit Advances to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all Revolving Credit Advances at any time outstanding shall not exceed the lesser of (i) the amount of the Commitment or (ii) the Borrowing Base.  Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder.

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(i)                  The Revolving Credit Note.  The obligation of the Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender, in the principal amount of the Commitment as originally in effect, and dated the date hereof.

(ii)                Repayment of Revolving Credit Advances.  The Borrower shall repay the unpaid principal amount of all Advances on the Termination Date, unless sooner due by reason of acceleration by the Lender as provided in this Agreement.

(iii)               Interest.  The unpaid principal amount of the Revolving Credit Advances shall, subject to the following sentence, bear interest at the Base Rate minus 0.25 percentage points as provided in the Revolving Credit Note.  If at any time the rate of interest specified in the Revolving Credit Note would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Advances below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Revolving Credit Advances equals the aggregate amount of interest which would have accrued on the Revolving Credit Advances if the interest rate had not been limited by the Maximum Lawful Rate.  Accrued and unpaid interest on the Revolving Credit Advances shall be payable on the first day of each and every calendar month, as provided in the Revolving Credit Note, and on the Termination Date.

(iv)              Termination Date.  On the date of this Agreement, the Termination Date is September 1, 2007.

(v)                Borrowing Procedure.  The Borrower shall give the Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to the Lender no later than 1:00 p.m. (Texas time) on the day on which the Revolving Credit Advance is desired to be funded.  Advances shall be in a minimum amount of $50,000.  The Lender at its option may accept telephonic requests for such Advances, provided that such acceptance shall not constitute a waiver of the Lender's right to require delivery of an Advance Request Form in connection with subsequent Advances.  Any telephonic request for a Revolving Credit Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Advance.  The Lender shall have no liability to the Borrower for any loss or damage suffered by the Borrower as a result of the Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to the Lender by the Borrower and the Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower maintained with the Lender at the Principal Office.

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Section 2.2              General Provisions Regarding Interest; Etc.

(a)                Default Interest Rate.  Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due, whether at stated maturity, by acceleration, or otherwise, and after taking into account any grace periods, shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full.  Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) and during the continuance, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate unless and until such time as the Lender shall waive such Event of Default or otherwise waive in writing the application of the Default Interest Rate to such Event of Default situation.  Interest payable at the Default Interest Rate shall be payable from time to time on demand.

(b)               Computation of Interest.  Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 2.3              Unused Facility Fee.  The Borrower agrees to pay to the Lender an Unused Facility Fee (herein so called) on the daily average unused amount of the Commitment for the period from and including the date of this Agreement to and including the Termination Date, at the rate of one-half of one percent (0.05%) per annum based on a 360 day year and the actual number of days elapsed.  For the purpose of calculating the Unused Facility Fee for the period in question, the Commitment shall be deemed utilized by the amount of all outstanding Advances and Letter of Credit Liabilities.  The Unused Facility Fee shall be payable calculated as of each quarter-end and shall be payable in arrears quarterly and on the Termination Date.

Section 2.4              Use of Proceeds.  The proceeds of the Revolving Credit Advances shall be used by the Borrower for working capital and other lawful general corporate purposes in the ordinary course of business.

Section 2.5              Letters of Credit.  Subject to the terms and conditions of this Agreement, the Lender agrees to issue one or more letters of credit for the account of the Borrower from time to time from the date hereof to and including the Termination Date; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the least of (a) an amount equal to the amount of the Commitment minus the outstanding Revolving Credit Advances, (b) the Borrowing Base minus the outstanding Revolving Credit Advances or (c) $2,000,000.  Each Letter of Credit shall have an expiration date not to exceed 365 days, shall not have an expiration date beyond the Termination Date, shall be payable in Dollars, shall have a minimum face amount of $50,000, must support a transaction that is entered into in the ordinary course of the Borrower's business, must be satisfactory in form and substance to the Lender, will be subject to the payment of such Letter of Credit fees as may be provided in Section 2.6 hereof, and shall be issued pursuant to such documents and instruments executed by the Borrower (including, without limitation, the Borrower's form of letter of credit application as then in effect) as the Lender may require.

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Each payment by the Lender pursuant to a drawing under a Letter of Credit is required to be reimbursed by the Borrower to the Lender and payable ON DEMAND and, at the sole option of the Lender, can be charged by the Lender as (and in such event will be deemed to be) a Revolving Credit Advance by the Lender to the Borrower under the Revolving Credit Note and this Agreement as of the day and time such payment is made by the Lender and in the amount of such payment.

Section 2.6              Letter of Credit Fees.  The Borrower shall pay to the Lender a fee with respect to each Letter of Credit on the date of issuance of such Letter of Credit equal to one and one half percent of the face amount of such Letter of Credit (but not less than $5,000).  In addition to the foregoing, the Borrower shall also pay to the Lender fronting, amendment, transfer, negotiations and other fees charged by the Lender in accordance with the Lender's then current fee policy.

Section 2.7              Commitment Fee.  The Borrower agrees to pay to the Lender the Commitment Fee not later than the date of the first Advance or issuance of a Letter of Credit.  Should the Lender elect, in its sole discretion and without any obligation so to do, to extend the Termination Date beyond September 1, 2007, it will not charge an additional upfront commitment or origination fee for such extension.

ARTICLE III

PAYMENTS

Section 3.1              Method of Payment.  All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.  The Borrower authorizes the Lender to automatically debit the Borrower's account on each payment date for the amount of the payment .

Section 3.2              Prepayments.

(a)                Voluntary Prepayments.  The Borrower may prepay all or any portion of the Revolving Credit Notes as provided in the Revolving Credit Note without penalty or premium.

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(b)               Mandatory Prepayment.  The Borrower shall pay on DEMAND the amount by which at any time the unpaid principal balance of the Revolving Credit Note exceeds the Borrowing Base.

ARTICLE IV

SECURITY

Section 4.1              Collateral.  To secure full and complete payment and performance of the Obligations, the Borrower shall, and shall cause the other Obligated Parties and all other necessary Persons to, execute and deliver or cause to be executed and delivered all of the Security Documents required by the Lender covering substantially all of the Property and collateral described in such Security Documents (which, together with any other Property and collateral described in the Security Agreement, and any other property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral").  The Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as the Lender deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

Section 4.2              Setoff.  If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower whether or not the Obligations are then due.  As further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other Property of the Borrower now or hereafter held by the Lender, including, without limitation, Property held in safekeeping.  In addition to the Lender's right of setoff and as further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower.  The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

Section 4.3              Notice to Account Debtors.  Upon written notice to the Borrower from the Lender while an Event of Default exists, the Borrower will advise all of its account debtors to direct their payments to a lockbox, at the address established by the lockbox arrangements.  All payments received into the lockbox will be deposited into a collateral account maintained at the Lender.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1              Initial Extension of Credit.  The obligation of the Lender to make the initial Advance under any Note or issue the initial Letter of Credit is subject to the condition precedent that the Lender shall have received on or before the day of such Advance or issuance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Lender:

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(a)                Resolutions.  Resolutions of the Board of Directors (or other governing body) of the Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(b)               Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which the Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person and each other Obligated Party, together with specimen signatures of such individual Persons;

(c)                Constituent Documents.  The Constituent Documents for the Borrower and each other Obligated Party as of a date acceptable to the Lender;

(d)               Governmental Certificates.  Certificates of the appropriate government officials of the state of incorporation or organization of the Borrower and each other Obligated Party as to the existence and good standing of the Borrower, each dated within ten (10) days prior to the date of the initial Advance or Letter of Credit;

(e)                Note.  The Note executed by the Borrower;

(f)                 Security Documents.  The Security Documents executed by the Borrower and other Obligated Parties;

(g)                Financing Statements.  Uniform Commercial Code financing statements executed by the Borrower and the other Obligated Parties and necessary Persons required to grant a Lien that secures the Obligations and covering such Collateral as the Lender may request;

(h)                Guaranty.  The Guaranty executed by the Guarantors;

(i)                 Payoff of Debt.  Evidence satisfactory to the Lender that all Subordinated Debt and other Debt of the Borrowers and the Guarantors, other than the Mars Debt, has been paid in full;

(j)                 Mars Debt.  Evidence satisfactory to the Lender that the holder of Mars Debt has consented to a restriction on payment thereof while a Default exists;

(k)               Insurance Matters.  Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of the Lender with respect to all insurance policies covering Collateral;

(l)                  Lien Searches.  The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against the Borrower or any other Obligated Party in the office of the Secretary of State of Delaware, such search to be as of a date no more than ten (10) days prior to the date of the initial Advance or the Letter of Credit;

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(m)              Opinion of Counsel.  A favorable opinion of Hallett & Perrin, P.C., legal counsel to the Borrower and the Guarantors, as to such other matters as the Lender may reasonably request;

(n)               Attorneys' Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by the Borrower;

(o)               Additional Items.  The additional items set forth on Schedule 5.1(n);

(p)               Closing Fees.  Evidence that the Commitment Fee and any other fees due at closing have been paid; and

(q)               Lender's Due Diligence.  The Lender shall be satisfied with (i) the results of an audit of the Collateral to be provided by FERS by the Lender's field auditor and a meeting with the FERS's management, (ii) the delinquent accounts receivable aging of Cornerstone and P.W. Stephens; and

Section 5.2              All Extensions of Credit.  The obligation of the Lender to make any Advance (including the initial Advance and the initial Letter of Credit) is subject to the following additional conditions precedent:

(a)                Request for Advance.  The Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form or Letter of Credit Request Form pursuant to the Lender's requirements dated the date of such Advance or Letter of Credit and executed by an authorized officer of the Borrower;

(b)               No Default, Etc.  No Default or material adverse change or effect shall have occurred and be continuing, or would result from or after giving effect to such Advance or Letter of Credit;

(c)                Representations and Warranties.  All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or Letter of Credit with the same force and effect as if such representations and warranties had been made on and as of such date; and

(d)               Borrowing Base Report.  A current Borrowing Base Report and accompanying materials specified in Section 7.1(e).

(e)                Additional Documentation.  The Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, and except as set forth on the Disclosure Schedule, the Borrower represents and warrants to the Lender that:

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Section 6.1              Corporate Existence.  The Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. Each of the Borrower and the other Obligated Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2              Financial Statements; Etc.  The Borrower has delivered to the Lender audited consolidated financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2004 and unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the nine month period ended September 30, 2005 and the 12 month period December 31, 2005.  Such financial statements are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries or any Obligated Party (to the extent such Obligated Party is a Subsidiary) as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements.  There has been no material adverse change in the  business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries or any Obligated Party since the effective date of the most recent financial statements referred to in this Section.  All projections delivered by the Borrower to the Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to the Lender and all such assumptions are disclosed in the projections.

Section 6.3              Action; No Breach.  The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) Constituent Documents of the Borrower or any of its Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their Properties is bound or subject, or (b) constitute a default under any such agreement or instrument permitting the other party to terminate such agreement or instrument, or suspend performance or accelerate the Borrower's or any Subsidiary's obligations thereunder, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary.  With respect to clause (a)(ii) above, the Borrower's warranty is absolute but its representation is to its knowledge.

Section 6.4              Operation of Business.  The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, that are materially necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in material violation of any valid rights of others with respect to any of the foregoing, except as noted on the Disclosure Schedule.

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Section 6.5              Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or Properties of the Borrower or any of its Subsidiaries or the ability of the Borrower to pay and perform the Obligations.  There are no outstanding judgments against the Borrower or any Subsidiary of the Borrower.

Section 6.6              Rights in Properties; Liens.  The Borrower and each of its Subsidiaries have good and indefeasible title to or valid leasehold interests in their respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of the Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 8.2.

Section 6.7              Enforceability.  This Agreement constitutes, and the other Loan Documents to which the Borrower or any other Obligated Party is party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

Section 6.8              Approvals.  No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

Section 6.9              Debt.  Except for Loans and as specified on the Disclosure Schedule, the Borrower and its Subsidiaries have no Debt.

Section 6.10          Taxes.  The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those taxes, assessments, governmental charges and other levies that are being contested in good faith by appropriate proceeding and for which adequate reserves have been set aside under GAAP.  The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

Section 6.11          Use of Proceeds; Margin Securities.  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

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Section 6.12          ERISA.  Except as set forth on the Disclosure Schedule, the Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan.  No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated.  No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings.  Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan.  Each of the Borrower and ERISA Affiliates have met its minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA.  Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

Section 6.13          Disclosure.  No statement, information, report, representation, or warranty made by the Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to the Borrower which has a material adverse effect, or which would in the future be reasonably expected to have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Lender.

Section 6.14          Subsidiaries, Ventures, Etc.  The Borrower has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on the Disclosure Schedule and the Disclosure Schedule sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of the Borrower's ownership interest in such Person.  All of the outstanding capital stock or other ownership interest of each Person described in the Disclosure Schedule has been validly issued, is fully paid, and is nonassessable.

Section 6.15          Agreements.  Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or Properties of the Borrower or any Subsidiary, or the ability of the Borrower to pay and perform its obligations under the Loan Documents to which it is a party.  Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the  obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 6.16          Compliance with Laws.  To the Borrower's knowledge after such inquiry as a reasonably prudent person would undertake, neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.17          Inventory.  All inventory of the Borrower has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder.

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Section 6.18          Investment Company Act.  Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 6.19          Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is an "electric utility company" or an "associate company" of an "electric utility company" or a "non-utility associate company" of an "electric utility company" or an "electric utility" within the meaning of the Public Utility Holding Company Act of 2005, as amended.

Section 6.20          Environmental Matters.

(a)                The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in material compliance with all Environmental Laws.  The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries with all Environmental Laws;

(b)               The Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c)                No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of the Borrower or any Subsidiary other than in compliance with Environmental Laws.  The use which the Borrower and the Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets other than in compliance with Environmental Laws;

(d)               Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e)                There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f)                 Neither the Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law.  The Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g)                Neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

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(h)                No Lien arising under any Environmental Law has attached to any Property or revenues of the Borrower or its Subsidiaries.

Section 6.21          Intellectual Property.  All material Intellectual Property owned or used by the Borrower, any Subsidiary or any Obligated Party is listed, together with application or registration numbers, where applicable, in the Disclosure Schedule.  Each Person identified on the Disclosure Schedule owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a material adverse effect.  Each Person identified on the Disclosure Schedule will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Person identified on the Disclosure Schedule will promptly patent or register, as the case may be, all new Intellectual Property and notify the Lender in writing five (5) Business Days prior to filing any such new patent or registration.

Section 6.22          Depository Relationship.  The Borrower will, and will cause each of its Subsidiaries to, (i) promptly establish the Lender as its principal depository and disbursement bank and (ii) covenant and agree to maintain the Lender as its principal depository and disbursement bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.  Subsidiaries may maintain local collection accounts that are swept to the Lender on a regular basis.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following affirmative covenants, unless the Lender shall otherwise consent in writing:

Section 7.1              Reporting Requirements.  The Borrower will furnish (or cause to be furnished) to the Lender:

(a)                Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2005, (i) a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b)               Quarterly Financial Statements.  As soon as available, and in any event within 50 days after the end of each of the quarters of each fiscal year of the Borrower, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present in all material respects (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidating basis, at the date and for the periods indicated therein;

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(c)                Form 10‑K.  As soon as available and in any event within 120 days of the end of each fiscal year, the Borrower's annual Form 10‑K report filed with the Securities and Exchange Commission;

(d)               Form 10-Q.  As soon as available and in any event within 50 days of the end of each fiscal quarter, the Borrower's quarterly Form 10-Q report filed with the Securities and Exchange Commission;

(e)                Borrowing Base Report.  As soon as available, and in any event within 50 days after the end of each calendar quarter, a Borrowing Base Report, certified by the chief financial officer of the Borrower, which Borrowing Base Report shall be accompanied by the details of calculation thereof and by an accounts receivable aging summary and detailed aging reports, in each case by entity, and shall be based upon publicly available financial information contained in the Borrower's Form 10-K and Form 10-Q reports, as applicable;

(f)                 Compliance Certificate.  As soon as available, and in any event within 50 days after the end of each fiscal quarter, a certificate of the chief financial officer of the Borrower (i) stating that to the best of such officer's knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article IX;

(g)                Management Letters.  Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

(h)                Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or such Subsidiary;

(i)                  Notice of Default.  As soon as possible and in any event within three business days after the occurrence of each Default or other event, development or circumstance, financial or otherwise that might materially and adversely affect the Borrower or the Collateral, a written notice setting forth the details of such Default, event, development or circumstance and the action that the Borrower has taken and proposes to take with respect thereto;

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(j)                 ERISA Reports.  Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

(k)               Reports to Other Creditors.  Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

(l)                  Notice of Material Adverse Change.  As soon as possible and in any event within five days after the occurrence thereof, written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary; and

(m)              General Information.  Promptly, such other information concerning the Borrower or any Subsidiary as the Lender may from time to time reasonably request.

Section 7.2              Maintenance of Existence; Conduct of Business.  The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business.  The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.  Without limitation, the Borrower will not make (and will not permit any of its Subsidiaries to make) any material change in its credit collection policies if such change would materially impair the collectibility of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 7.3              Maintenance of Properties.  The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 7.4              Taxes and Claims.  The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

Section 7.5              Insurance.  The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Lender.  Each insurance policy covering Collateral shall name the Lender as loss payee and shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to the Lender.

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Section 7.6              Inspection Rights.  At any reasonable time and from time to time, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants; provided, however, absent the existence of a Default, the Lender shall have given the Borrower at least 15 days prior notice of its desire to exercise inspection rights hereunder.

Section 7.7              Keeping Books and Records.  The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will maintain and complete accurate books and records with respect to the Collateral as the Lender shall from time to time reasonably request.

Section 7.8              Compliance with Laws.  The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

Section 7.9              Compliance with Agreements.  The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

Section 7.10          Further Assurances.  The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

Section 7.11          ERISA.  The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12          Additional Guarantors.  The Borrower will notify the Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within ten (10) days) cause such Person to (a) become a Guarantor by executing and delivering to the Lender a Guaranty, (b) execute and deliver Security Documents pledging to the Lender all of its Property (subject to such exceptions as the Lender may permit) and (c) deliver to the Lender such other documents and instruments as the Lender may reasonably require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to the Lender.

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ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following covenants, unless the Lender shall otherwise consent in writing:

Section 8.1              Debt.  The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:

(a)                Debt to the Lender;

(b)               Existing Debt described on the Disclosure Schedule hereto;

(c)                Mars Debt and other future permitted Subordinated Debt; and

(d)               Purchase money Debt not to exceed $500,000 in the aggregate at any one time outstanding.

Section 8.2              Limitation on Liens.  The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a)                Liens disclosed on the Disclosure Schedule hereto;

(b)               Liens in favor of the Lender;

(c)                Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d)               Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(e)                Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f)                 Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(g)                Purchase money Liens on specific property to secure Debt permitted in Section 8.1(d) hereof.

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Section 8.3              Mergers, Etc.  The Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate.

Section 8.4              Restricted Payments.  The Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests.

Section 8.5              Loans and Investments.  The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a)                readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b)               fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000;

(c)                commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service; and

(d)               deferred payment terms reasonably satisfactory to the Lender for (ii) accounts receivable, not to exceed $500,000 at any one time outstanding, owing by any account debtor and (ii) accounts receivable owing by Home Depot.

Section 8.6              Limitation on Issuance of Equity.  The Borrower will not, and will not permit any of its Subsidiaries to, at any time issue, sell, assign, or otherwise dispose of (a) any of its equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its equity interests, or (c) any option, warrant, or other right to acquire any of its equity interests, to the extent the aggregate value of the securities described under the foregoing clauses (a), (b) and (c) exceeds $1,000,000.

Section 8.7              Transactions With Affiliates.  The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

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Section 8.8              Disposition of Assets.  The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except (a) dispositions of inventory in the ordinary course of business, (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business, (c) disposition of the Borrower's existing Houston real estate, and (d) other dispositions not to exceed $500,000 per year.

Section 8.9              Sale and Leaseback.  The Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.10          Prepayment of Debt.  The Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except (i) the Obligations and (ii) the Mars Debt, provided there is no Default before or after giving effect to payment of the Mars Debt.

Section 8.11          Nature of Business.  The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged as of the date hereof.

Section 8.12          Environmental Protection.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material in violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of Environmental Laws, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

Section 8.13          Accounting.  The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Lender.

Section 8.14          No Negative Pledge.  The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits the Borrower or any Subsidiary from creating or incurring a Lien on any of its assets.

Section 8.15          Subsidiaries.  The Borrower will not form any Subsidiary unless such Subsidiary complies with the requirements of Section 7.12.

ARTICLE IX

FINANCIAL COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will, at all times, observe and perform the following financial covenants, unless the Lender shall otherwise consent in writing.  Ratios shall be calculated on an Annualized basis.

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Section 9.1              Current Ratio.   The Borrower will at all times maintain on a consolidated basis a Current Ratio of not less than 1.5 to 1.0.

Section 9.2              Debt Service Coverage Ratio.  The Borrower will at all times maintain on a consolidated basis a Debt Service Coverage Ratio of not less than 2.0 to 1.0.

ARTICLE X

DEFAULT

Section 10.1          Events of Default.  Each of the following shall be deemed an "Event of Default":

(a)                The Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or if the Obligations shall be declared due prior to their stated maturity unless such failure occurs solely because the Lender fails to debit one of the Borrower's depository accounts or make an ACH request if such account is not with the Lender, in which event such due date (other than the Termination Date) shall be extended for three days provided that the Borrower has sufficient collateral funds available on the due date for the Lender to effect a debit.

(b)               The Borrower shall fail to provide to the Lender timely any notice of Default as required by Section 7.1.(i) of this Agreement or the Borrower shall breach any provision of Sections 7.1(a), (b), (c) (d), (e), or (f), Article VIII or Article IX of this Agreement.

(c)                Any representation or warranty made or deemed made by the Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(d)               The Borrower or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Section 10.1(a),(b), or (c) of this Article), and such failure continues for more than 30 days following the date such failure first began.

(e)                The Borrower, any Subsidiary, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(f)                 The Borrower, any Subsidiary, or any other Obligated Party shall fail to pay when due any principal of or interest on Debt having an aggregate principal amount (including undrawn committed or available amounts) of more than $500,000 or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

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(g)                This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any other Obligated Party or any of their respective shareholders, or the Borrower, any Subsidiary or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

(h)                Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $50,000.

(i)                  The Guarantor or any other Obligated Party shall be the subject of a bankruptcy or receivership proceeding or shall have dissolved, liquidated or otherwise ceased doing business.

(j)                 The Borrower, any of its Subsidiaries, or any other Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

(k)               A Change of Control of the Borrower shall have occurred, or the Borrower shall cease to own all (or 50% in the case of Southern Stone Cabinets, Inc., a Florida corporation) the equity interests in its Subsidiaries required by the Loan Documents (excluding, however the effect of transactions specifically permitted by the Loan Documents).

(l)                  An involuntary proceeding shall be commenced against the Borrower, any Subsidiary, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days.

(m)              The Borrower, any Subsidiary or any other Obligated Party shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $500,000 against any of its assets or Properties.

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(n)                A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered by a court or courts against the Borrower, any of its Subsidiaries, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty days from the date of entry thereof and the Borrower or the relevant Subsidiary or other Obligated Party shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 10.2          Remedies Upon Default.  If any Event of Default shall occur and be continuing, the Lender may without notice terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or Section 10.1(l), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable, in each case, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.  If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

Section 10.3          Performance by the Lender.  If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents and such failure shall constitute a default, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrower.  In such event, the Borrower shall, at the request of the Lender, promptly pay any amount expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full.  Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

ARTICLE XI

MISCELLANEOUS

Section 11.1          Expenses.  The Borrower hereby agrees to pay on demand: (a) all costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (b) all costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including the Lender's internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Borrower.

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Section 11.2          INDEMNIFICATION.  (a) THE BORROWER SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY OR ANY OTHER OBLIGATED PARTY, (E) THE USE OR PROPOSED USE OF ANY LOAN OR LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, OR CHARGES IMPOSED ON THE LENDER OR ANY OF THE LENDER'S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON EXCLUDING, HOWEVER, NEGLIGENCE IN THE PERFORMANCE OF, OR ADMINISTRATION UNDER THE LOAN DOCUMENTS.  NOTWITHSTANDING THE FOREGOING, NO PERSON SHALL BE INDEMNIFIED HEREUNDER FOR ACTS OR OMISSIONS ARISING OUT OF OR RESULTING FROM SUCH PERSON'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

(b)               To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnitee under Section 11.2(a) above, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

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Section 11.3          Limitation of Liability.  Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4          No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender except for gross negligence, willful misconduct or fraud, shall have the right to act exclusively in the interest of the person who hired them and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any other Person.

Section 11.5          Lender Not Fiduciary.  The relationship between the Borrower and the Lender is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Lender to be other than that of debtor and creditor.

Section 11.6          Equitable Relief.  The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Lender.  The Borrower therefore agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7          No Waiver; Cumulative Remedies.  No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.8          Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights, duties or obligations under this Agreement or the other Loan Documents without the prior written consent of the Lender.

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Section 11.9          Survival.  All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 11.1 and 11.2 shall survive repayment of the Note and termination of the Commitment.

Section 11.10      ENTIRE AGREEMENT; AMENDMENT.  THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.  The provisions of this Agreement and the other Loan Documents to which the Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 11.11      Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties.  All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or courier, when signed for by the designated recipient; (B) if delivered by mail, four business days after deposit in the mail, postage prepaid; (C) if delivered by facsimile when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below) when delivered; provided, however, that notices and other communications pursuant to Article II shall not be effective until actually received by the Lender.  Electronic mail and intranet websites may be used only to distribute only routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 11.12      Governing Law; Venue; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.  This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas.  Any action or proceeding against the Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas.  The Borrower hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  The Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 11.11.  Nothing herein or in any of the other Loan Documents shall affect the right of the Lender to serve process in any other manner permitted by law or shall limit the right of the Lender to bring any action or proceeding against the Borrower or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by the Borrower against the Lender shall be brought only in a court located in Dallas County, Texas.

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Section 11.13      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.14      Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.15      Headings.  The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.16      Conflicts.  In the event of any conflict between this Agreement and any other Loan Document, this Agreement will prevail.

Section 11.17      Participations; Etc.  The Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents.  Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by the Lender regarding the Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

Section 11.18      Construction.  The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower and the Lender.

Section 11.19      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.20      WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

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Section 11.21      Additional Interest Provision.  It is expressly stipulated and agreed to be the intent of the Borrower and the Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law).  If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between the Borrower and the Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of the Lender's exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by the Borrower to the Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the "Related Indebtedness"), or (c) the Borrower will have paid or the Lender will have received by reason of any voluntary prepayment by the Borrower of any Note and/or the Related Indebtedness, then it is the Borrower's and the Lender's express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to the Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then the Borrower and the Lender agree that the Lender shall, with reasonable promptness after the Lender discovers or is advised by the Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by the Borrower to the Lender.  The Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against the Lender, the Borrower will provide written notice to the Lender, advising the Lender in reasonable detail of the nature and amount of the violation, and the Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to the Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by the Borrower to the Lender.  All sums contracted for, charged, taken, reserved or received by the Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note and/or any of the Related Indebtedness.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

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Section 11.22      Ceiling Election.  To the extent that the Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on any such Note and/or any other portion of the Indebtedness, the Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended.  To the extent United States federal law permits the Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, the Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate.  Additionally, to the extent permitted by applicable law now or hereafter in effect, the Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to the Borrower as provided by applicable law now or hereafter in effect.

Section 11.23      USA Patriot Act Notice, Etc.  The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Obligated Party, which information includes the name and address of the Borrower and each other Obligated Party and other information that will allow the Lender to identify the Borrower and each other Obligated Party in accordance with the Patriot Act.  In addition, the Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary of the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

HOME SOLUTIONS OF AMERICA, INC.

By: ______________________________________
            Jeff Mattich
            Chief Financial Officer

Address for Notices:
Home Solutions of America, Inc.
1500 Dragon Street, Suite B
Dallas, TX  75207
Phone No.:  (214) 623-8446
Fax No.:  (214) 333-9435
Attention:  Rick O'Brien
e-mail:  Rick@homcorp.com

LENDER:

TEXAS CAPITAL BANK,
NATIONAL ASSOCIATION

By:
            Ronald K. Baker
            Executive Vice President

Address for Notices:
2100 McKinney Avenue, Suite 900
Dallas, TX  75201
Phone No.:  (214) 932-6665
Fax No.:  (214) 932-6604
Attention:  Ronald K. Baker
e-mail:  ron.baker@texascapitalbank.com

LOAN AGREEMENT - Signature Page